Exhibit 10-D

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of the Company’s named executive officers and directors.

1.  2021 Base Salary

The Committee approved the following base salaries for the Company’s named executive officers effective for fiscal 2021:

Name	Title	Base Salary

Clifton E. Sifford (1)	Vice Chairman and Chief Executive Officer	$737,500

Mark J. Worden (2)	President and Chief Customer Officer	$618,000

W. Kerry Jackson	Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer	$601,000

Carl N. Scibetta	Senior Executive Vice President - Chief Merchandising Officer	$575,000

Timothy T. Baker (3)	Executive Vice President – Chief Retail Operations Officer	$562,380

(1)

For Mr. Sifford, his base salary for fiscal 2021 through September 30, 2021 was increased to $737,500.  From October 1, 2021 through December 31, 2021, Mr. Sifford will receive $25,000 per month as compensation for his service as Vice Chairman of the Board.  Commencing in 2022, Mr. Sifford will receive a base salary of $300,000 per year for his service as Vice Chairman of the Board, payable one-half in cash and one-half in an equity award that will be granted on the date of the annual shareholders’ meeting, which award will vest on January 2nd in the year following the grant.

(2)

For Mr. Worden, his base salary for fiscal 2021 through September 30, 2021 was increased to $618,000.  Effective October 1, 2021, his base salary will increase to $700,000 upon his assumption of the Chief Executive Officer role.

(3)	Mr. Baker will step away from the Company following 32 years of service, effective April 3, 2021.

The base salary for J. Wayne Weaver, Chairman of the Board, remained at $300,000 for fiscal 2021.

2.   Director's Compensation

The Company pays the following to its non-employee Directors:

Annual Cash Retainer	$60,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Director Cash Retainer	$15,000

Non-employee Directors will annually receive a stock award valued at $60,000 as of the date of grant under the Company’s equity incentive plan.  The restrictions on the stock award lapse on January 2nd of the year following the year in which the grant was made.

The Company also reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.